Exhibit 10.1

June 21, 2013

Stephen P. Slay

3924 Boulton Court

Plano, TX 75025

Re: Letter of Employment

Dear Steve:

The Board of Directors of American Locker Group Incorporated (“ALG” or the “Company”) is pleased to offer you the position of Chief Financial Officer (CFO) of American Locker Group effective July 1, 2013. As previously discussed the following are the general terms and conditions of your employment:

Base Compensation, Annual Bonus and Benefits

Base compensation will be $170,000 per annum. You will participate in an annual Management Incentive Plan with a target bonus payout of 30% of your base salary. This Plan is currently being finalized by the Compensation Committee of the Board and mutually agreed to. The Compensation Committee has the right to make reasonable changes to the terms and conditions of the Plan at its discretion on an annual basis. All compensation will be subject to appropriate withholdings. You will be eligible to participate in all of the company benefit plans and the company will make its best efforts to waive the standard three month hold on participating in the Health and Dental plans. You will be eligible for 4 weeks paid vacation annually including in 2013.

Stock Option Grants

A grant of 10,000 stock options at the current market price that would vest over a three-year period based on the following vesting schedule

July 1, 2014 – 3,334 options will vest

July 1, 2015 – 3,333 options will vest

July 1, 2016 – 3,333 options will vest

Other Compensation

The Company will pay you a signing bonus of $10,000 subject to appropriate withholdings. Payable between July 1 and December 31, 2013.

Office of the Chairman and CEO

American Locker Group Inc.

2701 Regent Blvd Suite 200, DFW Airport, TX 75261

Mailing Address: PO BOX 169, Coppell, TX 75019

P: (817) 722-0148 F: (817) 722-0111 E: tjohnston@americanlocker.com

Severance and Change of Control

If your employment is terminated for cause, ALG has no obligation to pay severance or other costs.

If your employment is terminated without cause (as that term may be mutually agreed between the Company and you in the Employment Agreement (defined below) you will be provided 6 months’ severance as determined by your base pay at the time.

If there is an effective change of control of the company as defined in the Employment Agreement and your employment is terminated without cause within 12 months of the change of control you will receive 12 months’ severance based on your base salary at the time and all granted stock options will immediately vest.

Employment Agreement

We will prepare a comprehensive Employment Agreement (herein so called) that reflects the terms and conditions outlined in this letter as well as the Company’s confidentiality, non-solicitation and non-compete conditions and such other terms as may be customary for agreements of that type.

Sincerely,

American Locker Group Incorporated

By:
Anthony B. Johnston
Chairman and CEO

Accepted this 1st day of July 2013

Stephen P. Slay

Office of the Chairman and CEO

American Locker Group Inc.

2701 Regent Blvd Suite 200, DFW Airport, TX 75261

Mailing Address: PO BOX 169, Coppell, TX 75019

P: (817) 722-0148 F: (817) 722-0111 E: tjohnston@americanlocker.com